UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2013

Agios Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36014	26-0662915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38 Sidney Street, 2nd Floor, Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 649-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2013, the Board of Directors (the “Board”) of Agios Pharmaceuticals, Inc. (the “Company”) approved the 2014 Annual Incentive Program (the “Plan”) for the fiscal year ending December 31, 2014.

Under the Plan, all employees, including the Company’s named executive officers (collectively, the “Plan Participants”), are eligible to receive an annual cash bonus (a “Bonus Award”), to be paid in the first quarter of fiscal 2015, based upon the achievement of corporate goals and individual objectives for 2014. There is no guarantee that bonuses will be awarded under the Plan. The Board has not yet determined the corporate goals or the individual objectives for the Plan Participants under the Plan. Consistent with past practice, under the Plan, the amount of each Plan Participant’s fiscal 2014 cash bonus will be a percentage of their salary paid in fiscal 2014. The target cash bonus for each of our named executive officers, as a percentage of 2014 base salary (the “Target Award”), is set forth in the table below:

2014 Annual Incentive Program Target Awards
Name/Title	Target Award of Base Salary
David Schenkein, M.D., Chief Executive Officer	55%
Duncan Higgons , Chief Operating Officer	40%
Scott Biller, Ph.D., Chief Scientific Officer	40%
Glenn Goddard , Senior Vice President, Finance	35%

Bonus Awards under the Plan, if any, will be determined by first establishing a bonus pool (the “Bonus Pool”). The Bonus Pool will be calculated by (1) aggregating each Plan Participant’s Target Award and then (2) multiplying that sum by a modifier established by the Board that is based on the Company’s performance as measured against the 2014 corporate goals.

The Bonus Pool will be allocated among the Plan Participants based upon a consideration of each Plan Participant’s title, responsibilities, salary (as reflected by their Target Award percentage set forth in the table above) and, with respect to Plan Participants who are named executive officers, the Company’s performance against 2014 corporate goals, as well as each executive officer’s contributions to such performance. The Board has the discretion to award a bonus in an amount less than or greater than the amount earned by a participant under the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGIOS PHARMACEUTICALS, INC.

Date: December 10, 2013	By:	/s/ Glenn Goddard
Glenn Goddard
Sr. Vice President of Finance